Exhibit 10.42

SECOND AMENDED AND RESTATED

DEFERRED COMPENSATION PLAN

OF

TEXAS ROADHOUSE MANAGEMENT CORP.

July 5, 2007

i

ii

GLOSSARY OF DEFINED TERMS

Defined Term	Section

Beneficiary	9.1
Board	3.1
Change in Control	8.2
Code	7.2
Committee	3.1
Company	1.1
Compensation	4.1(a)
Disabled	7.6
Discretionary Contributions	5.1
Election Form	4.1(a)
Eligible Employee	2.1
ERISA	3.1
Newly Eligible Employees	4.1(b)(2)
Participant	2.2
Participant Account	4.2
Plan	1.1
Plan Year	11.1
Rabbi Trust	10.1
Scheduled Distribution	7.4
Specified Investments	6.1

iii

SECOND AMENDED AND RESTATED

DEFERRED COMPENSATION PLAN

OF

TEXAS ROADHOUSE MANAGEMENT CORP.

RECITALS:

A.                                    Texas Roadhouse Management Corp., a Kentucky corporation (“Company”), adopted the Amended and Restated Deferred Compensation Plan of Texas Roadhouse Management Corp. (“Plan”) as of December 12, 2005.

B.                                    It is desired to further amend the Plan in certain respects.

C.                                    The Company therefore desires to amend and restate the Plan in its entirety.

NOW, THEREFORE, the Plan is hereby amended and restated in its entirety to read as follows:

1.    PURPOSES.

1.1  Purposes. The purposes of Plan are to provide a means for a select group of highly compensated employees of the Company to defer a portion of their compensation and to provide flexibility to the Company in attracting and retaining new highly compensated employees.

2.    ELIGIBILITY AND PARTICIPATION.

2.1  Eligibility. Any employee of the Company selected by the Committee (as hereinafter defined) to be a Participant (as hereinafter defined) (“Eligible Employee”) is eligible to participate in the Plan. Key employees selected by the Committee shall be notified by the Committee that they are entitled to be a Participant under the Plan.

2.2  Participation. An Eligible Employee may become a participant in the Plan (“Participant”) by filing an Election Form in accordance with the provisions of Section 4.1. A Participant shall remain a Participant until such time as the Participant has received all payments to which the Participant is entitled under the terms of the Plan or as otherwise provided herein.

3.    ADMINISTRATION.

3.1  The Committee. The Plan shall be administered by a Committee (“Committee”) appointed by the Board of Directors of the Company (“Board”). For purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Committee is the Plan administrator. Any claim for benefits under the Plan shall be made in writing to the Committee. The Committee and the claimant shall follow the claims procedures set forth in Department of Labor Regulation § 2560.503-1.

3.2  Authority of the Committee. The Committee shall have sole discretion to make all determinations which may be necessary or advisable for the administration of the Plan including, but not limited to, selecting key employees of the Company to be Participants, construing and interpreting the Plan and establishing, amending and rescinding rules and regulations for the Plan’s administration. The Committee may delegate its authority as identified hereunder. All determinations and decisions made by the Committee pursuant to the provisions of the Plan, and all related orders or resolutions of the Board, shall be final, conclusive and binding upon all persons, including the Company, Participants and their Beneficiaries (as hereinafter defined).

3.3  Costs and Expenses. In discharging its duties under the Plan, the Committee may employ such counsel, accountants and consults as it deems necessary or appropriate. The Company shall pay all costs of such third parties and any other expenses incurred by the Committee with respect to the Plan.

3.4  Indemnification. No member of the Committee, nor any officer or employee acting on behalf of the Committee or the Company, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee, and each and every officer or employee of the Company acting on their behalf, shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

4.   DEFERRAL ELECTION.

4.1  Making of Election.

(a) Except as otherwise provided herein, each Eligible Employee may elect in writing, in the manner and on the form (“Election Form”) prescribed by the Committee, to defer payment of all or any part of the Compensation (as hereinafter defined) which would otherwise be paid to such Eligible Employee by the Company for services rendered. The amount to be deferred shall be expressed as a whole percentage of the Participant’s Compensation, but in no event may such percentage be less than 4%. Notwithstanding the foregoing, no deferral election may reduce a Participant’s compensation from the Company to an amount less than the sum of (i) the applicable employment taxes payable by the Participant with respect to the amount deferred, (ii) withholding from compensation required under the Company’s other benefit plans, and (iii) the income taxes which the Company is required to withhold on the Participant’s taxable compensation. All amounts deferred in accordance with the provisions of this Section 4.1(a), together with the net earnings resulting from the deemed investment of such deferred amounts, shall be fully vested. For purposes of the Plan, the term “Compensation” shall mean all compensation paid to a Participant which is includible on the Participant’s Form W-2, other than automobile allowances and income attributable to options.

(b) An election shall be effective as follows:

(1) Except as provided in Section 4.1(b)(2), if the election is filed on or before 15 days prior to the close of a Plan Year (as hereinafter defined), the election shall be effective with respect to Compensation for the first pay period or bonus period, as applicable, beginning in the following Plan Year.

(2) In the case of a newly hired Eligible Employee, or an employee who newly became an Eligible Employee (“Newly Eligible Employees”), if the election is made within 30 days of the date the person became a Newly Eligible Employee, the election shall be effective (i) with respect to Compensation other than bonuses, with the first pay period beginning on or after the making of the election, and (ii) with respect to bonuses, for any bonus earned for a bonus period beginning after the election is made.

Once an election has been made with respect to Compensation, it shall remain in effect with respect to all future Compensation which would otherwise be paid to the Participant until changed by the filing of a new election by the Participant in the manner provided in Section 4.1(c) or terminated as provided in Section 4.1(d).

(c) If a Participant desires to change (as opposed to terminate) any deferral election, the Participant may do so by the filing of a new Election Form with the Committee at any time on or before 15 days prior to the close of a Plan Year. Such election shall be effective as of the first day of the following Plan Year.

(d) A Participant may terminate the Participant’s deferral election with respect to Compensation (including bonuses) by giving written notice thereof to the Committee at any time on or before 15 days prior to the close of a Plan Year. Such termination shall be effective as of the first day of the following Plan Year. If a Participant has elected to terminate the Participant’s deferral election with respect to Compensation (including bonuses), the Eligible Employee may not again have Compensation deferred until the Plan Year beginning after the Plan Year in which such termination was effective.

4.2  Participant Account. A Participant account (“Participant Account”) shall be established for each Participant. Deferred Compensation will be credited to the Participant’s Participant Account as of the close of the month in which such Compensation would otherwise be payable to the Participant. A Participant Account shall be credited or debited, as applicable, with the net investment return or loss of the deemed investment of the amount in the Participant Account in accordance with the provisions of Section 6.3, and shall be debited for all payments made to the Participant or the Participant’s Beneficiaries. If a Participant elects pursuant to Section 7.6 to receive the payout of their Participant Account other than in a lump sum, the Participant Account may be debited with the additional cost incurred by the Company as a result of such election as determined by the Company in its sole discretion. If the Company, in its sole discretion, decides to make Discretionary Contributions (as hereinafter defined) on behalf of any Participant in accordance with the provisions of Section 5.1, the Participant Account shall also be credited with such Discretionary Contributions.

5.    DISCRETIONARY CONTRIBUTIONS.

5.1  Discretionary Contributions. The Company, in its sole and absolute discretion, may determine to make discretionary contributions (“Discretionary Contributions”) to the Participant Account of one or more Participants. Except with respect to vesting, Discretionary Contributions shall be treated in the same manner as a Participant’s elective deferrals. All Discretionary Contributions shall be deemed invested in the same manner as the balance of the Participant’s Participant Account is invested unless the Participant elects otherwise by notice to the Committee given in the manner provided in Section 6.2.

5.2 Vesting. If the Company determines to make Discretionary Contributions with respect to any Participants in accordance with the provisions of Section 5.1, the Committee shall determine, at the time of the making of such Discretionary Contributions, the manner in which such Discretionary Contributions, together with the net earnings resulting from the deemed investment of such Discretionary Contributions, shall vest. Vesting may be based upon years of service, obtaining of performance criteria or any other method that the Committee shall determine.

6.    DEEMED INVESTMENTS.

6.1  Investment Options. The Committee, from time to time, shall determine the investments which the Participants may select to have the amounts in their Participant Accounts deemed invested (“Specified Investments”). The Committee shall have the right to change the Specified Investments in its sole discretion.

6.2  Selection of Investment Options. Participants, at the time of their initial deferral election, shall specify on the Election Form the Specified Investments in which the amounts in their Participant Accounts will be deemed invested. Participants may elect to have all of the amount in their Participant Accounts deemed invested in one Specified Investment or in multiple Specified Investments. All selections of Specified Investments shall be in whole percentages. The Specified Investments selected may be changed by the Participant from time to time. If notice of a change in the selected Specified Investment is received by the Committee prior to the 15th day of the last month of a calendar quarter, the change shall be effective as of the first day of the following calendar quarter, and if received after the 15th day of the last month of the calendar quarter, shall be effective as of the first day of the second following calendar quarter.

6.3  Earnings on Deemed Investments. The earnings on Participants’ deemed investments will be credited to their Participant Accounts as earned. If a Participant changes the Specified Investments in which the amount in the Participant’s Participant Account is deemed invested, such change will be treated as a sale of the former Specified Investment and the profit or loss resulting therefrom debited or credited to the Participant Account as of the effective date of the deemed sale.

7.    PAYMENT OF DEFERRED AMOUNTS.

7.1  Limitation on Payment of Deferred Amounts. No payment may be made from any Participant Account except as provided in this Section 7.

7.2  Payment Upon Separation from Service. Payment of the amount (if Discretionary Contributions have been made, the vested amount) in a Participant Account shall be made to the Participant as soon as administratively possible following the end of the calendar quarter in which the Participant separates from service with the Company (within the meaning of section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (“Code”), and the Regulations promulgated thereunder) for reasons other than death or the Participant becoming Disabled (as hereinafter defined), but in no event later than the close of the second calendar quarter following the separation from service; provided, however, that in the case of a Participant who as of the date of separation from service is a specified employee of the Company within the meaning of section 409A(a)(2)(B)(i) of the Code and the Regulations promulgated thereunder (a key employee of the Company within the meaning of section 416(i) of the Code (without regard to section 416(i)(5) of the Code) during the relevant 12-month period referred to in Treas. Reg. § 1.409A-1(i)(1)), such payment may in no event be made earlier than six months following the date of separation from service. Except as otherwise provided herein, payment shall be made in the form of a lump sum.

7.3  Death or Disability. If a Participant separates from service with the Company by reason of death or becoming Disabled, the amount (if Discretionary Contributions have been made, the vested amount) in such Participant’s Participant Account shall be paid to such Participant or the Participant’s Beneficiary as soon as administratively possible following the end of the calendar quarter in which the death or Disability occurs, but no later than the close of the second calendar quarter following the date of death or Disability. For purposes of the Plan, the term “Disabled” shall have the meaning given such term in section 409A(a)(2)(C) of the Code and the Regulations promulgated thereunder.

7.4  Scheduled In-Service Distributions. A Participant may elect to receive a lump sum distribution of all, but not less than all, of the vested amount in the Participant’s Participant Account by specifying on an Election Form the January 1 of any year which is subsequent to the date the Participant became 59 ½ years old on which the Participant wishes to receive such distribution, which date must be at least one year after the date such Election Form is delivered to the Committee (“Scheduled Distribution”). With respect to amounts in a Participant’s Participant Account as of December 31, 2004, the election must be made, or if an election had been made under this Section 7.4 prior to December 31, 2004, may be changed, at any time prior to December 31, 2005. With respect to amounts deferred subsequent to December 31, 2004, the election must be made prior to any amounts being credited to the Participant’s Participant Account. A Participant may change the date for a Scheduled Distribution to a later date provided that (i) notice thereof is given to the Committee at least one year prior to the previously selected Scheduled Distribution date, and (ii) the new Scheduled Distribution date is at least five years later than the previous Scheduled Distribution date. If a Participant has made an election pursuant to this Section 7.4 and separates from service prior to the Scheduled Distribution date, the distribution shall be made in accordance with the provisions of Sections 7.2 or 7.3, as applicable.

7.5  Hardship Withdrawals. A Participant may request that a distribution be made of some or all of the amount in the Participant’s Participant Account if the Participant is faced with a severe financial hardship due to an unforeseeable emergency. For purposes of the Plan, the term “unforeseeable emergency” shall have the meaning given such term in section 409A(a)(2)(B)(ii)(I) of the Code and the Regulations promulgated thereunder. The Committee shall decide, in its sole and absolute discretion, whether a distribution shall be made pursuant to the provisions of this Section 7.5. In no event will such a distribution be made to the extent the emergency is or may be relieved (i) through reimbursements or compensation from insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent such liquidation would not itself cause severe financial hardship, or (iii) cessation of deferrals under the Plan. Furthermore, the amount distributed will in no event exceed the sum of (i) the amount necessary to satisfy the emergency plus (ii) amounts necessary to pay taxes reasonably anticipated as a result of the distribution pursuant to this Section 7.5.

7.6  Installment Payments. If (i) at the time a Participant separates from service with the Company (A) the balance in the Participant’s Participant Account equals or exceeds $100,000, and (B) the Participant has been an employee of the Company for at least five years, or (ii) the Participant separates from service with the Company because the Participant was Disabled and (iii) the Participant has timely filed an election with the Committee in accordance with the provisions of this Section 7.6 requesting that the amount in such Participant’s Participant Account be paid in installments, then the amount in such Participant’s Participant Account, or that portion with respect to which an installment election is in effect, as applicable, shall be paid in quarterly installments (not to exceed 20) as shall have been elected by the Participant. If a Participant dies prior to receiving all of the installments to which the Participant is entitled, the remaining installments shall be paid to the Participant’s Beneficiary. With respect to amounts in a Participant’s Participant Account as of December 31, 2004, an election to receive installment payments must be made, or if an election had been made under this Section 7.6 prior to December 31, 2004, may be changed or terminated, at any time prior to December 31, 2005. With respect to amounts deferred subsequent to December 31, 2004, the election under this Section 7.6 must be made at the time the election to defer the Compensation is made.

8.    CHANGE IN CONTROL.

8.1  Benefits Upon a Change in Control. Upon a Change in Control (as hereinafter defined), the amount in the Participant Accounts shall be paid out as soon as administratively feasible (but in no event later than 30 days following the Change in Control) in a single lump sum.

8.2  Definition of Change in Control. For purposes of the Plan, the term “Change in Control” shall have the meaning given the term “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” in the Regulations promulgated under section 409A(a)(2)(A)(v) of the Code.

9.    DESIGNATION OF BENEFICIARY.

9.1  Designation of Beneficiary. A Participant shall be entitled to designate a beneficiary or beneficiaries to receive the payments of the amount in the Participant’s Participant Account in the case of the Participant’s death (“Beneficiary”). Such designation may include a designation of a contingent Beneficiary or Beneficiaries. The Participant may, from time to time, change such designation of Beneficiary or Beneficiaries as the Participant shall desire. Notice of the designation shall be given in writing by the Participant to the Committee and the trustee of the Rabbi Trust (as hereinafter defined). If no Beneficiary is designated, the Beneficiary shall be deemed to be the Participant’s estate.

10.    RABBI TRUST.

10.1 Rabbi Trust. All amounts deferred by a Participant shall be contributed by the Company at least monthly to a trust (“Rabbi Trust”) of which the Company will be considered the owner for Federal income tax purposes. The Rabbi Trust will be established to provide a source of funds to enable the Company to make payments to the Participants and their Beneficiaries pursuant to the terms of the Plan. Payments to which Participants are entitled under the terms of the Plan shall be paid out of the Rabbi Trust to the extent of the assets therein. The assets of the Rabbi Trust will be subject to the claims of general creditors of the Company.

11.           PLAN YEAR.

11.1     Plan Year. The fiscal year of the Plan (“Plan Year”) shall be the fiscal year of the Company, which is currently a fiscal year ending on the last Tuesday in December.

12.           WITHHOLDING.

12.1       Withholding. The Company shall be entitled to withhold from all amounts otherwise payable to a Participant or Beneficiary hereunder such amount as the Company is required by law to withhold with respect to such payments. The Company recognizes that amounts deferred pursuant to the Plan will be treated as wages for Social Security and Medicare tax purposes when such amounts are credited to a Participant Account. As a condition to becoming a Participant, an Eligible Employee shall be deemed to have agreed that the Company shall be entitled to withhold from the Participant’s Compensation all amounts required to be withheld by law with respect to amounts deferred under the Plan.

13.           MISCELLANEOUS.

13.1        Assignability. No right to receive payments hereunder shall be transferable or assignable by a Participant except by will or by the laws of descent and distribution.

13.2        Amendment or Termination. The Plan may be amended, modified or terminated by the Board at any time or from time to time. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant’s existing rights under the Plan.

13.3        Continued Employment. Nothing in the Plan, nor any action taken under the Plan, shall be construed as giving any Participant a right to continue as an employee of the Company.

13.4        Participant’s Rights Unsecured. The right of any Participant to receive payment of deferred amounts under the provisions of the Plan shall be an unsecured claim against the general assets of the Company. The maintenance of individual Participant Accounts is for bookkeeping purposes only. The Company is not obligated to acquire or set aside any particular assets for the discharge of its obligations, nor shall any Participant have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company’s obligations hereunder.

13.5        Governing Law. To the extent not preempted by ERISA, the Plan shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflict of laws rules.

13.6        ERISA. It is intended that the Plan be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated employees of the Company. As such, the Plan is intended to be exempt from certain otherwise applicable provisions of Title I of ERISA, and any ambiguities in construction shall be resolved in favor of an interpretation which will effectuate such intentions.

13.7         Construction. The Plan is intended to meet the requirements of section 409A of the Code and the Regulations promulgated thereunder, and any ambiguities in construction shall be resolved in favor of an interpretation which will effectuate such intention.

IN WITNESS WHEREOF, the Company has caused this Second Amended and Restated Plan to be executed as of the 5 day of July, 2007, being the date this Second Amended and Restated Plan was approved by the Board.

TEXAS ROADHOUSE MANAGEMENT CORP.

By:	/s/ W. Kent Taylor
Title:	Chairman

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED

DEFERRED COMPENSATION PLAN

OF

TEXAS ROADHOUSE MANAGEMENT CORP.

RECITALS:

A.                                    Texas Roadhouse Management Corp., a Kentucky corporation (“Company”), adopted the Second Amended and Restated Deferred Compensation Plan of Texas Roadhouse Management Corp. (“Plan”) as of July 5, 2007.

B.                                    It is desired to further amend the Plan in certain respects.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 4.1(b)(1) is hereby amended in its entirety to read as follows:

“Except as provided in Section 4.1(b)(2), if the election is filed prior to the close of a Plan Year (as hereinafter defined), the election shall be effective with respect to Compensation for the first pay period or bonus period, as applicable, beginning in the following Plan Year.”

2. Section 11.1 of the Plan is hereby amended in its entirety to read as follows:

“The fiscal year of the Plan (“Plan Year”) shall be the calendar year.”

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of the 19th day of December, 2007, being the date this First Amendment was approved by the Board of Directors of the Company.

TEXAS ROADHOUSE MANAGEMENT CORP.

By:	/s/ W. Kent Taylor
Title:	Chairman

SECOND AMENDMENT TO

SECOND AMENDED AND RESTATED

DEFERRED COMPENSATION PLAN

OF

TEXAS ROADHOUSE MANAGEMENT CORP.

RECITALS:

A.                                    Texas Roadhouse Management Corp., a Kentucky corporation (“Company”), adopted the Second Amended and Restated Deferred Compensation Plan of Texas Roadhouse Management Corp. as of July 5, 2007, which was amended by a First Amendment thereto (“Plan”).

B.                                    It is desired to further amend the Plan to provide Participants with an opportunity to revise installment elections in accordance with the 2008 transition relief under section 409A of the Code authorized by the Internal Revenue Service in Notice 2007-86.

Now, THEREFORE, the Plan is hereby amended as follows:

1. Section 7.6 of the Plan is hereby amended by adding at the end thereof the following:

“Notwithstanding anything in this Section 7.6 to the contrary, prior to December 31, 2008, a Participant shall be entitled to make an election to have the amount in such Participant’s Participant Account paid in installments, or, if an installment election was previously made by such Participant, to change the number of quarterly installments.”

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed as of the 31 day of December, 2008, being the date this Second Amendment was approved by the Board of Directors of the Company.

TEXAS ROADHOUSE MANAGEMENT CORP.

By:	/s/ Scott M. Colosi
Title:	Scott M. Colosi, President, CFO